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                                                                    EXHIBIT 99.2

WORLD ACCESS ANNOUNCES JOHN P. IMLAY, JR., CARL E. SANDERS, AND MARK A. GERGEL TO JOIN BOARD OF DIRECTORS


ATLANTA, GEORGIA - December 15, 1998 - World Access, Inc. (Nasdaq: WAXS) announced today that John P. Imlay, Jr., Carl E. Sanders, and Mark A. Gergel have been elected to the company's Board of Directors, each for a three year term expiring in 2001, and Stephen J. Clearman has been reelected to the company's Board of Directors for a two-year term expiring in 2000.

John P. Imlay, Jr., is Chairman of Imlay Investments, Inc., a private investment firm which manages capital and provides venture funds for small technology companies. Mr. Imlay is the retired Chairman and Chief Executive Officer of Management Science America, Inc. ("MSA"), a mainframe applications software company. Under his leadership, MSA grew from $2 million in revenue in 1970 to $280 million in 1989, when the company was acquired by The Dun & Bradstreet Corporation. Mr. Imlay served as Chairman of Dun & Bradstreet Software Services, Inc. for six years, until his retirement in 1996. He currently serves as director for Metromedia International Group, Inc., IMS Health, Inc., Gartner Group, Inc., System One Technical, Inc., and the Atlanta Falcons.

Carl E. Sanders is Chairman of Troutman Sanders LLP, one of the largest and most prestigious law firms in Atlanta, Georgia. He was Governor of the State of Georgia from 1963 to 1967. Prior to becoming Governor, he served one term in the Georgia House of Representatives and three terms in the Georgia State Senate. Mr. Sanders currently serves as director for First Union Corporation of Georgia, Carmike Cinemas, Inc., Norrell Corporation, Metromedia International Group, Inc., Learning Technologies, Ltd., Matria Corporation, and Healthdyne Information Enterprises, Inc.

Mark A. Gergel has served as Vice President and Chief Financial Officer since he joined World Access in 1992. He was appointed Executive Vice President in January 1997.

The Board of Directors of World Access now consists of seven members -- Steven A. Odom, John D. Phillips, Stephen J. Clearman, Hensley E. West and Messrs. Imlay, Sanders and Gergel.

Steven A. Odom, Chairman of World Access, stated, "We are extremely pleased that these three gentlemen have joined our Board. They bring to our company exceptional business skills, significant experience in serving as directors for other public companies and proven track records of building successful and profitable companies. John Imlay is highly acclaimed for his business management and acquisition integration skills and received the Entrepreneur of the Year Lifetime Achievement Award in 1997. Governor Sanders is nationally recognized as a key contributor to the spectacular social and economic change that has taken place in Georgia during the past few decades. The business knowledge, experience and networks of these businessmen will prove to be extremely valuable to World Access as we continue to implement our long-term strategic plans."


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         World Access, Inc. is a provider of wholesale switched voice and data services and proprietary network equipment to the global telecommunications markets. The World Access Telecommunications Group provides international long distance service to over 200 foreign countries through a combination of it's own international network facilities, various international termination relationships and resale arrangements with other international long distance providers service. The World Access Equipment Group develops, manufactures and markets digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products.


   World Access Contact:            Nancy L. de Jonge
(404-231-2025)    Director of Investor Relations
                                    http://www.waxs.com